Exhibit 4.42

CERTAIN CONFIDENTIAL INFORMATION (INDICATED BY “[***]”) CONTAINED IN THIS AGREEMENT HAS BEEN REDACTED BECAUSE (I) THE COMPANY CUSTOMARILY AND ACTUALLY TREATS THE REDACTED INFORMATION AS PRIVATE OR CONFIDENTIAL AND (II) THE OMITTED INFORMATION IS NOT MATERIAL.

AMENDMENT NO. 1 TO THE

SHARE PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO THE SHARE PURCHASE AGREEMENT (this “Amendment”) is made as of June 28, 2025 between Birks Group Inc., a corporation existing under the federal laws of Canada (the “Purchaser”), Eric Sutkiewicz, Lynn Sutkiewicz, Sutkiewicz Children’s Trust, Jordan Sutkiewicz and Michelle Ceresney (collectively, the “Vendors”), and Jordan Sutkiewicz, as the Vendors’ representative (the “Vendors’ Representative”).

WHEREAS:

1.	The Purchaser, the Vendors and the Vendors’ Representative entered into a share purchase agreement dated as of June 6, 2025 (the “Share Purchase Agreement”).

2.	Pursuant to Section 9.4 of the Share Purchase Agreement, the Share Purchase Agreement can be amended upon the approval, in writing, executed by each of the Vendors and the Purchaser.

3.	The Purchaser and the Vendors wish to amend certain terms of the Share Purchase Agreement as provided for herein.

4.	The Vendors’ Representative wishes to acknowledge his agreement to this Amendment as representative of the Vendors pursuant to Section 9.8 of the Share Purchase Agreement.

5.	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Share Purchase Agreement.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Share Purchase Agreement is hereby amended as follows:

1.	Recital C

Recital C of the Share Purchase Agreement is hereby deleted and replaced with the following:

The Vendors are, as applicable and as listed in Schedule 3.3(2) and 3.2(2) of the Disclosure Letter, the legal and beneficial owners of (i) all of the issued and outstanding shares of the Holdings Entities and (ii) all of the issued and outstanding shares of the Target, other than shares of the Target which are legally and beneficially owned by the Holding Entities (collectively, the “Purchased Shares”).

2.	Section 1.1(dddd)

Section 1.1(dddd) of the Share Purchase Agreement is hereby deleted and replaced with the following:

“Purchased Shares” has the meaning set forth in the Recitals.

3.	Section 5.3

The following Section 5.3 is added to the Share Purchase Agreement:

5.3 Waiver Regarding Required Consent for [***]

[***]

4.	Section 5.4

The following Section 5.4 is added to the Share Purchase Agreement:

5.4 Waiver Regarding Required Consent for [***]

[***]

5.	Section 8.1(1)

Section 8.1(1) of the Share Purchase Agreement is amended by (i) deleting “and” at the end of Section 8.1(1)(5), (ii) deleting the period at the end of Section 8.1(1)(6) and replacing it with “; and”, and (iii) adding the following as a new Section 8.1(1)(7):

[***]

6.	Entire Agreement

The Share Purchase Agreement, as amended by this Amendment, contains the entire agreement between the parties as to its subject matter and supersede all prior contracts, obligations, representations, conduct and understandings between the parties with respect to the subject matter herein. Except with respect to the modifications expressly implemented in accordance with this Amendment, the content of this Amendment shall not in any way be interpreted as modifying other terms and conditions of the Share Purchase Agreement and it contains no other modification, whether implicit or ancillary, and no other change in any other respect, and the Share Purchase Agreement remains in full force and effect and is hereby ratified and confirmed by the Parties. On and after the date of this Amendment, each reference in the Share Purchase Agreement or in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with the Share Purchase Agreement, will mean and be a reference to the Share Purchase Agreement as amended by this Amendment.

7.	Severance

If a provision of this Amendment would, but for this clause, be void, unenforceable or illegal in a jurisdiction, the provision will be read down to the extent necessary to avoid that result (and if the provision cannot be read down, to that extent, it will be severed in that jurisdiction), without affecting the validity and enforceability of that provision in any other jurisdiction or any other provisions of this Amendment.

8.	Titles and Subtitles.

The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

9.	Variation

This Amendment can only be varied by an instrument in writing signed by the Purchaser and the Vendors’ Representative.

10.	Governing Law

This Amendment will be governed by and construed in accordance with the laws of the Province of Ontario.

11.	Counterparts

This Amendment may be executed and delivered in counterparts and all of which, when taken together, will be deemed to constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, email or other means of electronic transmission, including electronic signatures, will be deemed to have the same legal effect as delivery of an original signed copy of this Amendment. Each person who executes this Amendment on behalf of a party under a power of attorney or otherwise declares and warrants that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power.

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IN WITNESS WHEREOF the parties have executed this Amendment as of the date first written above.

BIRKS GROUP INC.

	By:	/s/ Jean-Christophe Bédos
Name: Jean-Christophe Bédos
Title: President and Chief Executive Officer

	By:	/s/ Marco Pasteris
Name: Marco Pasteris
Title: Vice-President, Finance

Sutkiewicz Children’s Trust

	By:	/s/ Eric Sutkiewicz
Authorized Trustee

/s/ Eric Sutkiewicz		/s/ Lynn Sutkiewicz
Eric Sutkiewicz		Lynn Sutkiewicz

/s/ Michelle Ceresney		/s/ Jordan Sutkiewicz
Michelle Ceresney		Jordan Sutkiewicz

/s/ Jordan Sutkiewicz
Jordan Sutkiewicz, as Vendors’ Representative